MTM TECHNOLOGIES, INC. REPORTS RESULTS
FOR THE FISCAL QUARTER ENDED JUNE 30, 2004

Valley Cottage, N.Y. – August 12, 2004 – MTM Technologies, Inc. (“MTM”) (NASDAQ: MTMC), a leading computer and communications technology management company providing IT networking and data center services, including storage, security, messaging and IP telephony solutions, today announced financial results for its fiscal quarter ended June 30, 2004.

Net revenue for the quarter ended June 30, 2004 was $15.2 million, as compared with net revenue of $13.6 million for the quarter ended June 30, 2003. The increase in net revenue was attributable to an increase in product revenue of $3.9 million, partially offset by a decrease in service revenue of $2.3 million. The increase in product revenue was the result of increased demand by customers. The decrease in service revenue during the quarter was primarily related to the continued delayed funding of E-RATE programs for certain school districts.

Net loss for the quarter ended June 30, 2004 was ($2.5) million, or ($.53) per share, as compared to net income of $37,139, or $.01 per share, for the quarter ended June 30, 2003. The decrease in net income was primarily attributable to the reduced level of service revenues described above and to a $1.1 million expense relating to special compensation arrangements incurred in connection with the closing of Pequot Ventures’ $7 million investment in MTM. Included in the net loss for the quarter ended June 30, 2004 was depreciation and amortization expense of $402,281 and interest expense of $124,528.

“MTM has been focusing on beginning to build a national middle-market IT solutions business and on expanding its solutions capabilities into emerging technologies.” said MTM’s CEO Francis J. Alfano. “During the quarter we closed on a $7 million investment by Pequot Ventures and completed a one year extension of our existing credit facility. MTM’s first quarter results reflect the investments being made to prepare MTM for acquisitions and substantial growth, including investments in enhanced corporate infrastructure, primarily expanding our management team to add experienced technology, finance and acquisition professionals. The results also reflect $1.1 million of expenses relating to the closing of the investment by Pequot Ventures.”

“On July 2, 2004, we took the first step in executing our growth-through-acquisition strategy with the acquisition of DataVox Technologies, Inc.” continued Mr. Alfano. “This acquisition brings extensive IP telephony, wireless facility engineering and data center capabilities to MTM and complements our existing storage, security and messaging solutions. We are continuing to actively seek to acquire solutions oriented businesses that will accelerate our growth plans and add to our technical capabilities.”

About MTM Technologies, Inc.

MTM Technologies, Inc. is a leading computer and communications technology management company providing IT networking and data center services, including storage, security, messaging and IP telephony solutions. MTM Technologies’ practices in Network Analysis, Network & Systems Management, Internet Services, IT Consulting, Data & Network Security, Network Infrastructure Engineering, Integrated Communications, Technology Acquisition and Deployment, Process Automation, and Enterprise LifeCycle Managed Services create a comprehensive computer and communication services suite. The Company maintains sales, technology labs, help desk, network management operation centers, training and service facilities in Valley Cottage, New York, New York City, and Connecticut. MTM Technologies is an authorized reseller/partner and integrator for Microsoft, HP/ Compaq Computer, Cisco Systems, Citrix, Lexmark, Intel Corp, IBM, Dell Computer, and Novell. For more information visit our web site at www.mtm.com.

“SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: The statements contained in this release which are not historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks and uncertainties include the Company’s entry into new commercial businesses, the risk of obtaining financing, and other risks described in the Company’s Securities and Exchange Commission filings. The forward looking statements in this press release speak only as of the date hereof and the Company disclaims any obligation to provide updates, revisions or amendments to any forward looking statement to reflect changes in the Company’s expectations or future events.

For More Information Contact:	John F. Kohler
MTM Technologies, Inc. Phone: (845) 268-5000 Fax: (845) 268-9695 Email: JKohler@mtm.com

MTM TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2004	March 31, 2004

	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$4,569,230	$370,361
Restricted cash	1,000,000
Accounts receivable - trade, net of allowance of $233,000, respectively	11,999,407	11,278,932
Inventories	888,925	858,544
Prepaid expenses and other current assets	499,440	525,970

Total current assets	18,957,002	13,033,807

Property and equipment	9,864,478	9,746,254
Less accumulated deprecation and amortization	7,440,562	7,038,281

	2,423,916	2,707,973

Goodwill	3,228,729	3,228,729
Other assets	142,612	504,945

Total assets	$24,752,259	$19,475,454

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Secured notes payable	$5,518,935	$5,918,784
Inventory financing agreements	5,141,091	3,455,635
Accounts payable and accrued expenses	4,403,079	3,252,736
Deferred revenue	971,965	1,583,938
Current portion of capital lease obligations	12,400	100,070

Total current liabilities	16,047,470	14,311,163
Commitments and contingencies
Shareholders’ equity:
Serial A Convertible Preferred Stock, par value $.001 per share; 14,000,000 shares authorized; 3,255,814 shares issued and outstanding at June 30, 2004	2,900,000
Common stock - $.001 par value; 80,000,000 and 10,000,000 shares authorized at June 30, 2004 and March 31, 2004 respectively; 4,750,415 and 4,723,052 shares issued and outstanding at June 30, 2004 and March 31, 2004, respectively	4,751	4,724
Additional paid-in capital	18,509,350	15,364,227
Accumulated deficit	(12,709,312)	(10,204,660)

Total shareholders’ equity	8,704,789	5,164,291

Total liabilities and shareholders’ equity	$24,752,259	$19,475,454

MTM TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended June 30,

	2004	2003

	(Unaudited)
Net revenues:
Products	$12,236,389	$8,367,376
Services	2,996,959	5,271,376

	15,233,348	13,638,752

Costs and expenses:
Cost of products sold	11,416,599	8,039,110
Cost of services provided	2,355,407	3,051,432
Selling, general and administrative expenses	3,841,466	2,408,322

	17,613,472	13,498,864

Other income		1,897
Interest expense	124,528	104,646

Net (loss) income	$(2,504,652)	$37,139

Net (loss) income per common share:
Basic and diluted	$(0.53)	$0.01

Weighted-average number of common shares outstanding:
Basic and diluted	4,731,471	4,723,052